Exhibit 99.1

February 26, 2015

HFF, Inc. reports fourth quarter and full year 2014 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the fourth quarter and full year of 2014. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Fourth Quarter 2014 Highlights

•	Revenue grew 8.8% to $142.5 million compared to the same period in 2013.

•	Net income per diluted share improved 18.3% to $0.71 per diluted share, as compared to $0.60 during the prior year quarter.

•	Adjusted EBITDA increased 5.5% to $43.6 million compared to 2013.

Full Year 2014 Highlights

•	Revenue grew 19.8% to $425.9 million compared to the same period in 2013.

•	Net income per diluted share improved 18.4% to $1.61 per diluted share, as compared to $1.36 during the prior year.

•	Adjusted EBITDA increased 13.6% to $110.1 million compared to 2013.

“We are pleased with our strong operating performance throughout 2014 which was the result of the outstanding efforts of our associates who continue to provide value added solutions and services to our clients. We believe our strong balance sheet and the strategic investments we have made to grow our business will continue to add value and provide best in class services to our clients while positioning the Company to take advantage of the expected positive industry fundamentals into 2015 and beyond. Due to our performance in 2014 and our strong cash position, our board of directors declared a special cash dividend on January 20, 2015 of $1.80 per share, or $67.8 million. Over the last 26 months we have paid over $192 million, or $5.15 per share, in the form of special cash dividends to our shareholders demonstrating our commitment to returning capital to our shareholders once we have satisfied our three guiding principles relative to managing our cash,” said Mark Gibson, chief executive officer of HFF.

HFF reports fourth quarter and full year 2014 financial results

“We would like to thank our clients for their continued confidence in our abilities to create and execute winning strategies for them as evidenced by our record results. The combination of our people and our collective industry expertise allows HFF to continue to benefit from the meaningful synergies which exist among the Company’s six business lines,” added Mark Gibson.

Consolidated Results

Fourth Quarter Ending December 31, 2014

The Company reported revenues of $142.5 million for the fourth quarter of 2014, which represents an increase of $11.5 million, or 8.8% compared to the fourth quarter of 2013 revenues of $131.0 million. The Company generated operating income of $37.2 million during the fourth quarter of 2014, an increase of $1.2 million, or 3.3% when compared to operating income of $36.0 million for the fourth quarter of 2013. This increase in operating income is primarily due to the 8.8% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 84 associates during the year, and an increase in contractual performance-based incentives for recruited transaction professionals, and (b) increases in other operating expenses due to the growth in transactional activity and an increase in the headcount. These increases were partially offset by a reduction in firm and office profit participation expenses and non-cash stock compensation expense.

Interest and other income, net, totaled $7.6 million in the fourth quarter of 2014, an increase of $4.7 million compared to $2.9 million in the fourth quarter of 2013. This increase is primarily a result of additional income recognized upon the initial valuation of the Company’s mortgage servicing rights and from an increase in securitization and other agency-related income.

The Company reported net income for the quarter ended December 31, 2014 of $26.9 million, an increase of approximately $4.3 million, or 18.9%, compared with net income of $22.7 million for the quarter ended December 31, 2013. Net income for the quarter ended December 31, 2014 was $0.71 per diluted share compared to $0.60 per diluted share for the fourth quarter of 2013, an increase of $0.11 per diluted share, or 18.3%.

HFF reports fourth quarter and full year 2014 financial results

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the fourth quarter of 2014 was $43.6 million, which represents an increase of $2.3 million, or 5.5%, as compared to $41.3 million in the fourth quarter of 2013. This increase in Adjusted EBITDA is attributable to the increases in operating income and securitization and other agency-related income. The Adjusted EBITDA margin for the fourth quarter of 2014 was 30.6% compared to an Adjusted EBITDA margin of 31.5% in the fourth quarter of 2013.

Full Year Results

The Company reported revenues of $425.9 million for the year ended December 31, 2014, which represents an increase of $70.3 million, or 19.8% compared to revenues of $355.6 million for the year ended December 31, 2013. This 19.8% increase in revenues is driven primarily by a growth in production volumes of 16.6%. Operating income improved to $84.8 million, or approximately 21.2% when compared to operating income of $70.0 million for the year ended December 31, 2013. This increase is primarily attributable to the 19.8% growth in revenues and was partially offset by (a) additional compensation-related costs and expenses associated with the increases in headcount, performance-based compensation and non-cash stock compensation, and (b) increases in other operating expenses due to the growth in transactional activity and an increase in the headcount.

Interest and other income, net, was $17.9 million for the year ended December 31, 2014, compared to $17.1 million for the twelve months ending December 31, 2013.

The Company recorded income tax expense of $42.2 million for the year ended December 31, 2014, compared to income tax expense of $34.6 million for the year ended December 31, 2013, an increase of $7.6 million.

Net income for the year ended December 31, 2014 was $61.3 million, an increase of approximately 19.2% compared with net income of $51.4 million for the year ended December 31, 2013. Earnings per diluted share grew 18.4% for the year ended December 31, 2014, to $1.61 compared to $1.36 for the year ended December 31, 2013.

HFF reports fourth quarter and full year 2014 financial results

Adjusted EBITDA for the year ended December 31, 2014 was $110.1 million and represents an increase of $13.2 million, or 13.6% compared to $96.9 million in the comparable period in 2013. This growth is primarily attributable to the increase in operating income partially offset by a decrease in the securitization related other income. The Adjusted EBITDA margin for the year ended December 31, 2014 was 25.9% compared to an Adjusted EBITDA margin of 27.3% in the comparable period of 2013.

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Year Ended Dec. 31,
	2014	2013	2014	2013
Revenue	$142,489	$130,968	$425,918	$355,605
Operating expenses:
Cost of services	79,215	71,356	242,393	202,542
Operating, administrative and other	24,126	21,915	90,868	76,286
Depreciation and amortization	1,928	1,654	7,830	6,800

Total expenses	105,269	94,925	341,091	285,628
Operating income	37,220	36,043	84,827	69,977
Interest and other income, net	7,631	2,943	17,926	17,100
Interest expense	(9)	(7)	(41)	(33)
(Increase) decrease in payable under the tax receivable agreement	—	—	800	(1,040)

Income before income taxes	44,842	38,979	103,512	86,004
Income tax expense	17,897	16,314	42,226	34,578

Net income	$26,945	$22,665	$61,286	$51,426

Earnings per share - basic	$0.71	$0.61	$1.62	$1.38
Earnings per share - diluted	$0.71	$0.60	$1.61	$1.36
Weighted average shares outstanding - basic	37,826,940	37,378,661	37,758,519	37,345,918
Weighted average shares outstanding - diluted	38,209,903	37,939,788	37,982,351	37,745,685
Adjusted EBITDA	$43,551	$41,293	$110,110	$96,948

HFF reports fourth quarter and full year 2014 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Fourth Quarter Production Volume Results

	Unaudited Production Volume by Platform (dollars in thousands)
	For the Three Months Ended December 31,
By Platform	2014		2013		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$12,173,113	384	$8,133,702	308	$4,039,411	49.7%	76	24.7%
Investment Sales	9,552,445	174	12,069,299	177	(2,516,854)	-20.9%	(3)	-1.7%
Equity Placement (1)	964,681	31	610,679	28	354,002	58.0%	3	10.7%
Loan Sales	102,682	6	239,348	8	(136,666)	-57.1%	(2)	-25.0%

Total Transaction Volume	$22,792,921	595	$21,053,028	521	$1,739,893	8.3%	74	14.2%

Average Transaction Size	$38,307		$40,409		$(2,101)	-5.2%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,081,300		$1,552,000		$1,529,300	98.5%
Loan Servicing Portfolio Balance	$39,329,443	2,467	$33,051,368	2,269	$6,278,075	19.0%	198	8.7%

(1)	Formerly referred to as Structured Finance.

Production volumes for the fourth quarter of 2014 totaled $22.8 billion on 595 transactions representing an 8.3% increase in production volume and a 14.2% increase in the number of transactions when compared to the production volumes of approximately $21.1 billion on 521 transactions for the fourth quarter of 2013. The average transaction size for the fourth quarter of 2014 was $38.3 million, or approximately 5.2% lower than the comparable figure of approximately $40.4 million for the fourth quarter of 2013. There was one unusually large investment sale transaction (the 4Q13 Large Transaction) during the fourth quarter of 2013. If the 4Q13 Large Transaction was excluded, production volume would have increased by 22.1% and the average transaction size for the fourth quarter of 2014 would have increased by 6.9% from an adjusted fourth quarter 2013 average transaction size of $35.8 million.

HFF reports fourth quarter and full year 2014 financial results

•	Debt Placement production volume was approximately $12.2 billion in the fourth quarter of 2014, representing an increase of 49.7% over fourth quarter of 2013 volume of approximately $8.1 billion.

•	Investment Sales production volume was approximately $9.6 billion in the fourth quarter of 2014, a 20.9% decrease from fourth quarter of 2013 volume of approximately $12.1 billion. Included in the fourth quarter 2013 investment sales production volume was the result of the 4Q13 Large Transaction. If the 4Q13 Large Transaction was excluded, investment sales production volume during the fourth quarter of 2014 would have decreased by 1.4% from the comparable quarter in 2013.

•	Equity Placement production volume was approximately $1.0 billion in the fourth quarter of 2014, an increase of 58.0% over the fourth quarter of 2013 volume of approximately $610.7 million.

•	Loan Sales production volume was approximately $102.7 million for the fourth quarter of 2014, a decrease of 57.1% from the fourth quarter of 2013 volume of $239.3 million.

•	At the end of 2014, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $3.1 billion compared to approximately $1.6 billion at the end of 2013, representing a 98.5% increase.

•	The principal balance of the Company’s Loan Servicing portfolio reached $39.3 billion at the end of 2014, representing an increase of approximately $6.3 billion, or 19.0%, from $33.1 billion at the end of 2013.

HFF reports fourth quarter and full year 2014 financial results

Full Year Production Volume Results

	Unaudited Production Volume by Platform (dollars in thousands)
	For the Year Ended December 31,
By Platform	2014		2013		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$32,144,826	1,126	$27,775,185	936	$4,369,641	15.7%	190	20.3%
Investment Sales	29,010,015	573	25,928,454	485	3,081,561	11.9%	88	18.1%
Equity Placement (1)	3,596,634	112	1,455,232	77	2,141,402	147.2%	35	45.5%
Loan Sales	227,914	17	590,642	28	(362,728)	-61.4%	(11)	-39.3%

Total Transaction Volume	$64,979,389	1,828	$55,749,513	1,526	$9,229,876	16.6%	302	19.8%

Average Transaction Size	$35,547		$36,533		$(986)	-2.7%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,081,300		$1,552,000		$1,529,300	98.5%
Loan Servicing Portfolio Balance	$39,329,443	2,467	$33,051,368	2,269	$6,278,075	19.0%	198	8.7%

(1)	Formerly referred to as Structured Finance.

Production volumes for the year ended December 31, 2014 totaled approximately $65.0 billion on 1,828 transactions, representing a 16.6% increase in production volume and a 19.8% increase in the number of transactions when compared to the production volumes of approximately $55.7 billion on 1,526 transactions for the comparable period in 2013. The average transaction size for the year ended December 31, 2014 was $35.5 million, representing a 2.7% decrease from the comparable figure of $36.5 million in the year ended December 31, 2013. There were two unusually large investment sales transactions during 2013 and one unusually large investment sale transaction during 2014 (Large Transactions). If the production volumes were adjusted to exclude these Large Transactions, the Company’s adjusted 2014 production volume would have increased by approximately 22.2% as compared to the adjusted 2013 production volume and the Company’s adjusted average transaction size for 2014 would have increased by 2.0% as compared to the adjusted 2013 average transaction size of $34.2 million.

HFF reports fourth quarter and full year 2014 financial results

Employment Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached 721 associates as of December 31, 2014, which represents a net increase of 84, or 13.2%, over the comparable total of 637 associates as of December 31, 2013. HFF’s total number of transaction professionals reached 277 as of December 31, 2014, which represents a net increase of 26, or 10.4% over the comparable total of 251 transaction professionals as of December 31, 2013. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in eleven of the Company’s offices, including the Charlotte, NC office, which opened in July 2014.

Dividends

On January 20, 2015, the Company’s Board of Directors declared a special cash dividend of $1.80 per common share. The dividend was paid on February 13, 2015 to shareholders of record on February 2, 2015. The aggregate dividend payment totaled approximately $67.8 million.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss fourth quarter and full year 2014 financial results on February 26, 2015 at 6:00 p.m. Eastern Time. To listen, participants should dial 877-415-3183 for U.S. callers and 857-244-7326 for international callers approximately 10 minutes prior to the start of the call and enter participant code 16501385. A replay will become available after 10:00 p.m. Eastern Time on February 26, 2015 and will continue through March 5, 2015, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (for international callers) and entering participant code 18860070.

HFF reports fourth quarter and full year 2014 financial results

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on February 26, 2015 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 23 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.‘s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports fourth quarter and full year 2014 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	December 31, 2014	December 31, 2013

ASSETS
Cash and cash equivalents	$232,053	$201,262
Accounts receivable, receivable from affiliate and prepaids	5,474	4,588
Mortgage notes receivable	185,128	93,587
Property, plant and equipment, net	10,173	6,586
Deferred tax asset, net	146,050	161,099
Intangible assets, net	24,359	20,488
Other noncurrent assets	1,015	566

Total assets	$604,252	$488,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$185,128	$93,587
Accrued compensation, accounts payable and other current liabilities	90,453	67,155
Long-term debt (includes current portion)	337	443
Deferred rent credit and other liabilities	7,733	5,801
Payable under the tax receivable agreement	134,156	145,616

Total liabilities	417,807	312,602
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,677,981 and 37,248,416 shares outstanding, respectively	381	372
Additional paid in capital	101,148	76,097
Treasury stock	(9,042)	(2,760)
Retained earnings	93,958	101,865

Total equity	186,445	175,574

Total liabilities and stockholders’ equity	$604,252	$488,176

HFF reports fourth quarter and full year 2014 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

HFF reports fourth quarter and full year 2014 financial results

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and twelve months ended December 31, 2014 and 2013:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
	2014	2013	2014	2013
Net income	$26,945	$22,665	$61,286	$51,426
Add:
Interest expense	9	7	41	33
Income tax expense	17,897	16,314	42,226	34,578
Depreciation and amortization	1,928	1,654	7,830	6,800
Stock-based compensation	1,578	1,852	9,821	8,302
Initial recording of mortgage servicing rights	(4,806)	(1,199)	(10,294)	(5,231)
Increase (decrease) in payable under the tax receivable agreement	—	—	(800)	1,040

Adjusted EBITDA	$43,551	$41,293	$110,110	$96,948

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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